Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dolphin Entertainment, Inc.

Coral Gables, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-219770) of Dolphin Entertainment, Inc. of our report dated May 25, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/BDO USA, LLP

Miami, Florida

May 25, 2022